57TH STREET GENERAL ACQUISITION CORP. ANNOUNCES
PRICING OF $50,000,000 INITIAL PUBLIC OFFERING

FOR IMMEDIATE RELEASE — NEW YORK, NY, May 20, 2010 — 57th Street General Acquisition Corp. (OTCBB:SQTCU) (the “Company”) announced that it has priced its initial public offering of 5,000,000 units.  The units were sold at an offering price of $10.00 per unit for gross proceeds of $50,000,000.  Each unit issued in the initial public offering consists of one share of the Company’s common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share.

The Company is a blank check company recently incorporated for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more as of yet unidentified operating businesses or assets.  The Company will not be required to make an acquisition in a particular industry, geographic region or of minimum transaction value.

Prior to the effectiveness of the public offering, the Company consummated a private placement to the Company’s sponsor, 57th Street GAC Holdings LLC, and the underwriters of the public offering of 3,700,000 insider warrants (3,500,000 by our sponsor and 200,000 by the underwriters) at a price of $0.50 per warrant.  The insider warrants will be substantially similar to the warrants sold in the public offering.  No placement fees will be payable in connection with the private placement.

$50,000,000 of the gross proceeds of the public offering and private placement, together with certain deferred underwriting fees, will be deposited into a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee.  None of the funds held in trust will be released from the trust account, other than to pay taxes, until the earlier of (i) the consummation by the Company of a business combination transaction by August 19, 2011 and (ii) the Company’s redemption of 100% of the public shares sold in the offering if the Company is unable to consummate a business transaction by August 19, 2011.

Morgan Joseph & Co. Inc. is acting as the sole book running manager and representative of the underwriters of offering.  Ladenburg Thalmann & Co., Inc., a division of Ladenburg Thalmann Financial Services Inc. (AMEX:LTS) acted as co-manager of the offering with I-Bankers Securities, Inc., Maxim Group LLC and Rodman & Renshaw, LLC.  Ellenoff Grossman & Schole LLP acted as counsel to the Company and McDermott Will & Emery LLP acted as counsel to the representative of the underwriters.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on May 19, 2010.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.  A copy of the prospectus relating to this offering may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020, Telephone: (212) 218-3700.

Company Contact:

Mark D. Klein
CEO
(212) 409-2434